Exhibit 10.8

Flying Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

September 1, 2020

Ladies and Gentlemen:

Flying Eagle Acquisition Corp, a Delaware corporation (the “Issuer”), has proposed to enter into a definitive agreement (the “Definitive Agreement”) for a business combination with [Skillz Inc.] (the “Target”), pursuant to which the Issuer will acquire the Target on the terms and subject to the conditions set forth therein (the “Transaction”). As a condition to its willingness to enter into the Definitive Agreement, the Issuer has requested the holder of the Issuer’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), named on the signature page hereof (“Holder”) to execute and deliver this Letter Agreement.

In consideration of the foregoing and the mutual acknowledgments, understandings, and agreements contained in this Letter Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Issuer and Holder hereby agree as follows:

1. Representations and Warranties of Holder. Holder represents and warrants that it and/or certain of its controlled affiliates own beneficially as of the date hereof at least the number of shares of Common Stock of the Issuer set forth below its signature on the signature page hereof (the “Public Shares”).

2. Pre-Closing Lock-up and Waiver of Redemption Rights.  Holder acknowledges that it has certain rights with respect to the redemption of the Public Shares pursuant to the Amended and Restated Certificate of Incorporation (the “Charter”) of the Issuer and in connection with the Transaction. Holder covenants and agrees that neither it nor any of its controlled affiliates shall [subject to the Conditions (as defined below) having been satisfied]*:

(a)	directly or indirectly Transfer (other than to any fund or account managed by the same investment manager as Holder) any of the Public Shares, or any voting or economic interest therein, as of and following the date hereof through the earliest of (x) the date of the consummation of the Transaction (the “Closing Date”), [and] (y) the termination of the Definitive Agreement in accordance with its terms [and (z) September 14, 2020 if the Definitive Agreement is not entered into on or prior to such date]*; or

(b)	exercise any and all redemption rights under the Charter in connection with the Transaction or the special meeting of the stockholders of the Issuer to take place in connection with the Transaction, with respect to the Public Shares (the “Redemption Rights”).

* Included in a non-redemption agreement with respect to 4,455,000 shares.

For purposes hereof, “Transfer” shall mean, with respect to Public Shares, the transfer, sale, offer, exchange, assignment, pledge (other than pursuant to standardized pledge arrangements with Holder’s prime brokers) or other disposition.

[The Holder’s obligations above shall be conditioned on (i) the Issuer having available cash immediately prior to the consummation of the Transaction that equals or exceeds $150,000,000, excluding such amounts that are subject to letter agreements with the Issuer’s stockholders containing binding covenants of such stockholders to refrain from exercising their redemption rights and (ii) the Issuer not having entered into any amendment, waiver or modification to Definitive Agreement that materially and adversely affects the Issuer (collectively, the “Conditions”).]*

In furtherance of the foregoing: (x), [provided that the Conditions have been satisfied,]* Holder hereby irrevocably waives, on behalf of itself and its controlled affiliates, the Redemption Rights and irrevocably constitutes and appoints the Issuer and the Target and their respective designees, with full power of substitution, as its (and its controlled affiliates) true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to revoke any redemption election made in contravention of paragraph 2(b) above with respect to any Public Shares and to cause the Issuer’s transfer agent to fail to redeem such Public Shares in connection with the Transaction, and (y) in the event of a breach of paragraph 2(a) or 2(b) with respect to any Public Shares (the “Transferred/Redeemed Shares”), Holder unconditionally and irrevocably agrees to, or to cause one or more of its affiliates to, subscribe for and purchase from the Issuer (or from its permitted assignee(s) or designee(s)) a number of shares of Class A Common Stock equal to the number of such Transferred/Redeemed Shares, for a per share purchase price equal to the amount to be received by public stockholders of the Issuer exercising their redemption rights under the Charter in connection with the Transaction.

[3. Other Agreements.

a. As a condition to its willingness to enter into the Definitive Agreement, the Issuer has required certain other holders of the Issuer’s Class A Common Stock to execute and deliver letter agreements containing binding covenants of such stockholders to refrain from exercising their redemption rights or right to Transfer shares of Class A Common Stock in connection with the Transaction (the “Other Letter Agreements” and together with this Letter Agreement, the “Letter Agreements”), which are on substantially the same terms as the terms of this Letter Agreement. Issuer acknowledges and agrees that it shall not consummate the Transaction unless the aggregate cash available to the Issuer immediately prior to the consummation of the Transaction equals or exceeds $150,000,000, excluding such amounts that are subject to the Letter Agreements.

b. Issuer acknowledges and agrees that the terms and conditions of this Letter Agreement are no less favorable, or shall not be less favorable in the case of the Other Letter Agreements entered into after the date hereof, than the terms and conditions of the Other Letter Agreements. If the terms and conditions of any Other Letter Agreement entered into after the date hereof shall be less favorable than the terms and conditions of this Letter Agreement, Issuer shall take all necessary and desirable action to amend this Letter Agreement, upon Holder’s prior written consent, so that the terms and conditions of this Letter Agreement are no less favorable than the terms and conditions of such Other Letter Agreement.

c. Notwithstanding anything to the contrary herein, Holder shall have the right to Transfer any or all of the Public Shares after the date hereof; provided, that, if the closing price of the Class A Common Stock on the NYSE is $10.75 or less on any date during the five-trading day period ending on the third trading day prior to the deadline for submitting requests for redemptions of Class A Common Stock as set forth in the proxy statement relating to the Transaction (the “Redemption Deadline”), then the Holder agrees to promptly purchase (either in the open market, or, at the Issuer’s option, from the Issuer at a per share price equal to the greater of (i) $10.00 and (ii) the closing price of the Class A Common Stock on the third trading day prior to the Redemption Deadline, subject to a maximum per share price of $10.75) and hold through the Closing Date a number of shares of Class A Common Stock in order for the number of shares of Class A Common Stock held by the Holder on the Closing Date to equal or exceed 5,122,500. At the Issuer’s request, Holder agrees to provide such information, including brokerage account statements and an officer’s certificate of Holder, reasonably necessary in order for the Issuer to confirm Holder’s compliance with this Section 3(c).]†

[3]/[4]. Miscellaneous.

a. Holder acknowledges that the Issuer and others (including the Target) will rely on the representations, warranties, acknowledgments, understandings and agreements contained in this Letter Agreement and that this Letter Agreement is being delivered to Target to induce Target to enter into the Definitive Agreement. Holder agrees to promptly notify the Issuer, who shall promptly notify the Target, if any of the representations, warranties, acknowledgments, understandings or agreements set forth herein are no longer accurate in all material respects.

b. Each of the Issuer, Holder and Target is entitled to rely upon this Letter Agreement and is irrevocably authorized to produce this Letter Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c. Neither this Letter Agreement nor any rights that may accrue to Holder hereunder may be transferred or assigned. Neither this Letter Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned.

† Included in a non-redemption agreement with respect to 5,127,500 shares.

d. This Letter Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the Target and the party against whom enforcement of such modification, waiver, or termination is sought.

e. This Letter Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

f. Except as otherwise provided herein, this Letter Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

g. The Target is a third party beneficiary of this Letter Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party to this Letter Agreement.

h. If any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Letter Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

j. Holder shall pay all of its own expenses in connection with this Letter Agreement and the transactions contemplated hereby.

k. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b)  when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Holder, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Flying Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

Attention: Eli Baker

Email: elibaker@geacq.com

with a required copy to (which copy shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020
Attention:	Joel Rubinstein
E-mail:	joel.rubinstein@whitecase.com

l. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Letter Agreement (including failing to take such actions as are required of them hereunder to consummate this Letter Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Letter Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Letter Agreement and without that right, none of the parties would have entered into this Letter Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in accordance with this paragraph [4(l)]/ 3(l) shall not be required to provide any bond or other security in connection with any such injunction.

m. This Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Letter Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

n. Any claim, action, suit, assessment, arbitration or proceeding based upon, arising out of or related to this Letter Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such claim, action, suit, assessment, arbitration or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such claim, action, suit, assessment, arbitration or proceeding shall be heard and determined only in any such court, and agrees not to bring any claim, action, suit, assessment, arbitration or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, action, suit, assessment, arbitration or proceeding brought pursuant to this paragraph 3(n) /[4(n)]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

[Signature page follows.]

IN WITNESS WHEREOF, each of the Issuer and Holder has executed or caused this Letter Agreement to be executed by its duly authorized representative as of the date set forth above.

ISSUER

FLYING EAGLE ACQUISITION CORP.

By:
Name:
Title:

HOLDER

Accepted and Agreed:

Print Name of Holder:

By:
Name:
Title:

Number of Public Shares:

Address for Notices:

Attention:

Email:

[Signature page to Non-Redemption Letter]